Exhibit n

BARON INVESTMENT FUNDS TRUST (the “TRUST”)

MULTIPLE CLASS PLAN

I.	INTRODUCTION

This Multiple Class Plan (the “Plan”) describes the separate classes of shares that may be offered by each series of the Trust (collectively the “Funds,” individually a “Fund”). The Plan explains the separate arrangements for each class, how expenses are allocated to each class and the conversion features of each class. Each Fund may offer any one or more of the specified classes.

The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board”), including a majority of the Trustees who are not interested persons of the Trust.

II.	SHARE CLASSES

A Fund may offer either or all of the following share classes:

Retail Shares

Institutional Shares

R6 Shares

The classes of shares offered by each Fund are designated in Schedule A hereto, as such Schedule A may be amended from time to time.

III.	DISTRIBUTION, AVAILABILITY AND ELIGIBILITY

Each share class may have a different arrangement for shareholder services and/or the distribution of securities and shall pay all of the expenses of such arrangement.

Eligibility requirements for purchasing shares of each class of each Fund will differ and are specified in Schedule B hereto, as such Schedule B may be amended from time to time. BAMCO, Inc. (“BAMCO” or the “Adviser”) shall determine whether Fund shares shall be offered either directly or through certain financial intermediaries, or on certain financial intermediary platforms.

IV.	SERVICE ARRANGEMENTS

All share classes will receive a range of services provided on a per account basis. These “account-based” services may include transaction processing, shareholder recordkeeping and portfolio investment reviews, as well as the mailing of updated prospectuses, shareholder reports, tax statements, confirmation statements, quarterly portfolio summaries and other items.

V.	CONVERSION FEATURES

A.	VOLUNTARY CONVERSIONS

An investor may convert Retail Shares into Institutional Shares provided that following the conversion the investor meets the then applicable eligibility requirements for Institutional Shares. An investor may convert Retail Shares or Institutional Shares into R6 Shares provided that the investor meets the then applicable eligibility requirements for R6 Shares. Any such conversion will occur at the respective net asset values of the share classes next calculated after the Adviser’s receipt of the investor’s request in good order.

B.	INVOLUNTARY CONVERSIONS AND CASH OUTS

1. CASH OUTS. If, because of redemptions, an investor in the Retail Shares no longer meets the eligibility requirements for such shares, the Fund may cash out the investor’s remaining account balance. Any such cash out will be preceded by written notice to the investor and will be subject to the Fund’s normal redemption fees, if any.

2. INVOLUNTARY CONVERSION. If, because of redemptions, an investor no longer meets the eligibility requirements for Institutional Shares, the Fund may convert the investor’s Institutional Shares into Retail Shares. Any such conversion will be preceded by written notice to the investor, and will occur at the respective net asset values of the share classes without the imposition of any sales load, fee, or other charge.

VI.	EXPENSE ALLOCATION AMONG CLASSES

A.	BACKGROUND

Each Fund receives investment advisory services from BAMCO pursuant to an Investment Advisory Agreement (the “Investment Advisory Agreement”) that provides for the payment of monthly fees based on an annual percentage rate applied to each Fund’s average daily net assets for the period.

B.	CLASS SPECIFIC EXPENSES

Expenses for the primary benefit of a particular share class will be allocated to that share class. Such expenses would include any expenses for the primary benefit of a particular share class that are payable to a party other than BAMCO and are not borne by BAMCO pursuant to the Investment Advisory Agreement.

C.	FUND-WIDE EXPENSES

1. EXPENSES PURSUANT TO INVESTMENT ADVISORY AGREEMENT. Fees payable by a Fund to BAMCO under the Investment Advisory Agreement will be allocated among the Fund’s share classes on the basis of their relative net assets.

2. OTHER FUND EXPENSES. Any other Fund expenses not described above will be allocated among a Fund’s share classes on the basis of their relative net assets.

VII.	ALLOCATION OF INCOME, GAINS AND LOSSES

Income, gains and losses will be allocated among a Fund’s share classes on the basis of their relative net assets. As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary. Dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day and at the same time.

VIII.	VOTING AND OTHER RIGHTS

Each share class will have: (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangements; (ii) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (iii) in all other respects the same rights, obligations and privileges as each other, except as described in the Plan.

IX.	AMENDMENTS

All material amendments to the Plan must be approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.

X.	LIMITATION OF LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person in asserting any rights or claims under this Plan shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or shareholders.

Last Approved by Board: November 13, 2017

SCHEDULE A

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BARON INVESTMENT FUNDS TRUST- MULTIPLE CLASS PLAN

SERIES	Share Classes Authorized

BARON ASSET FUND	Retail Shares
Institutional Shares
R6 Shares

BARON GROWTH FUND	Retail Shares
Institutional Shares
R6 Shares

BARON SMALL CAP FUND	Retail Shares
Institutional Shares
R6 Shares

BARON OPPORTUNITY FUND	Retail Shares
Institutional Shares
R6 Shares

BARON FIFTH AVENUE GROWTH FUND	Retail Shares
Institutional Shares
R6 Shares

BARON DISCOVERY FUND	Retail Shares
Institutional Shares
R6 Shares

BARON DURABLE ADVANTAGE FUND	Retail Shares
Institutional Shares
R6 Shares

Last Approved by Board: November 13, 2017

SCHEDULE B

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BARON INVESTMENT FUNDS TRUST - MULTIPLE CLASS PLAN

RETAIL SHARES - ELIGIBILITY REQUIREMENTS

Retail Shares require a minimum initial investment and ongoing account balance of:

•	$2000; or

•	$500 for investments made pursuant to the Baron Automatic Investment Plan.

However, BAMCO reserves the right to waive the minimum initial investment for certain investors.

INSTITUTIONAL SHARES - ELIGIBILITY REQUIREMENTS

Institutional Shares require a minimum initial investment and ongoing account balance of $1,000,000.

However, BAMCO reserves the right to waive the minimum initial investment for certain investors.

R6 SHARES - ELIGIBILITY REQUIREMENTS

R6 Shares are available only to qualified 401(a) plans (including 401(k) plans, Keogh plans, profit-sharing plans, money purchase pension plans, target benefit plans, defined benefit pension plans and Taft-Hartley multi-employer pension plans) (collectively, “Qualified Plans”), endowment funds and foundations, any state, county or city, or its instrumentality, department, authority, or agency, 457 Plans, including 457(a) governmental entity plans and tax- exempt plans, accounts registered to insurance companies, trust companies and bank trust departments, investment companies, both affiliated and not affiliated with the adviser, and any entity that is considered a corporation for tax purposes, including corporate non-qualified deferred compensation plans of such corporations. R6 Shares are not available to traditional and Roth Individual Retirement Accounts (“IRAs”), SEPs and SARSEPs; except that Institutional Shares are available to such accounts or plans to the extent they are purchased through an eligible fee-based program. R6 Shares are also not available to retail, advisory fee-based wrap programs or to adviser-sold donor-advised funds. There is no minimum initial investment for qualified retirement plans, however, the shares must be held through plan-level or omnibus accounts held on the books of the Funds. All other R6 eligible investors must meet a minimum initial investment of at least $5,000,000 in each Fund in which they invest.

Last Approved by Board: November 13, 2017